GEMSTAR-TV GUIDE ANNOUNCES SECOND QUARTER 2007 RESULTS

Los Angeles, California (July 27, 2007) - Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the quarter ended June 30, 2007, the Company reported revenues of $155.6 million, an increase of 17% versus the prior year’s quarter.

Operating income for the second quarter of 2007 was $24.7 million, an increase of 63%, compared with operating income of $15.2 million for the second quarter of 2006. The Company’s second quarter 2007 operating income was positively impacted by a 40% increase in revenues in the Guidance Technology and Solutions segment.

Net income for the second quarter of 2007 increased 42% to $20.8 million, or $0.05 per share, compared with net income of $14.6 million, or $0.03 per share in the second quarter of 2006.

Gemstar TV Guide’s Chief Executive Officer Rich Battista said, "The second quarter was once again a period of significant progress across the Company’s businesses and we are pleased with the results. Much of our increased revenue and operating income can be attributed to growth in our IPG businesses, particularly the expansion of IPG Patent Licensing both internationally and to new media platforms. As we continue to focus on this area, we recently signed strategically important new agreements with SKY Italia, MeeVee Inc., and Titan TV.”

He continued, “We also saw strong growth trends in our Media Networks and Publishing segments this quarter including increased distribution for our television networks, significant traffic growth in our online business, and increased ad paging and ad revenue at TV Guide magazine. We continue to enhance and market My TV Guide, our suite of personalized cross-platform guidance products and services, which we introduced in May. We continue to focus on executing on our strategic plan and further improving both our operational and financial results, while we are reviewing strategic alternatives for the Company with the goal of maximizing value for our shareholders.”

SECOND QUARTER 2007 SEGMENT FINANCIAL PERFORMANCE

The schedule below reflects Gemstar-TV Guide’s performance for the second quarter and the first half of 2007 and 2006 by segment. The following segment information is presented and reconciled to consolidated income from continuing operations before income taxes.  More detailed information is contained in the Company’s Form 10-Q for the quarter ended June 30, 2007, which was filed with the Securities Exchange Commission today.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED SEGMENT PERFORMANCE (1)
(In dollars, thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Guidance Technology & Solutions:
Revenues	$70,669	$50,620	$146,550	$110,549
Operating expenses (2)	23,909	18,758	45,877	39,028
Adjusted EBITDA(3)	46,760	31,862	100,673	71,521
Media Networks:
Revenues	49,932	48,262	97,089	96,837
Operating Expenses(2)	39,242	37,766	76,788	78,223
Adjusted EBITDA(3)	10,690	10,496	20,301	18,614
Publishing:
Revenues	35,008	34,407	68,704	69,935
Operating Expenses(2)	36,056	43,997	75,817	93,415
Adjusted EBITDA(3)	(1,048)	(9,590)	(7,113)	(23,480)
Cross Platform Costs:
Operating Expenses(2)	20,988	8,476	27,000	26,352
Adjusted EBITDA(3)	(20,988)	(8,476)	(27,000)	(26,352)
Consolidated:
Revenues	155,609	133,289	312,343	277,321
Operating Expenses (2)	120,195	108,997	225,482	237,018
Adjusted EBITDA(3)	35,414	24,292	86,861	40,303
Stock compensation	(1,019)	(524)	(1,372)	(836)
Depreciation and amortization	(9,688)	(8,606)	(18,646)	(16,567)
Operating income	24,707	15,162	66,843	22,900
Interest income, net	6,255	6,609	12,624	11,778
Other (expense) income, net	(134)	133	193	251
Income from continuing operations before income taxes	$30,828	$21,904	$79,660	$34,929
_________________________________
(1)Segment information is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131. Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.
(2)Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3)Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization, and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the industry segments.

Guidance Technology and Solutions

▪
Revenues for the quarter ended June 30, 2007 were $70.7 million, up 40% versus the prior year’s quarter and represented 45% of the Company’s total revenue. This growth came largely from IPG Patent Licensing, which saw revenues increase by $15.4 million, or 55%, in the second quarter of 2007 compared to the same period in the prior year, primarily due to (i) new international and online IPG patent license agreements entered into during the second half of 2006; (ii) an increase in U.S. cable and satellite licensees’ digital subscribers; and (iii) a $6.3 million catch-up payment from a CE licensee for previously unreported IPGs deployed from the second quarter of 2006 to December 2006.

IPG Products and Services also had a revenue increase of $3.0 million, up 21% versus the prior year’s quarter, primarily due to the inclusion of revenue from Aptiv Digital, Inc., which was acquired on March 29, 2007.

▪	Adjusted EBITDA for the quarter ended June 30, 2007 increased to $46.8 million, up 47% versus the prior year’s quarter.

Media Networks

▪
Revenues for the quarter ended June 30, 2007 were $49.9 million, an increase of 3% versus the prior year’s quarter and represented 32% of the Company’s total revenue. Revenue was driven by a 3% increase at TV Guide Network, and a 42% increase at Online Networks.

▪
Adjusted EBITDA for the quarter ended June 30, 2007 increased to $10.7 million, up 2%, versus the prior year’s quarter. In the third quarter of 2007, TV Guide Network debuted America’s Next Producer and Surreal TV. As a result, programming and marketing expenses in this segment will be significantly higher in the third quarter of 2007 compared to the second quarter of 2007, or the third quarter of 2006. This investment in programming is part of our strategy to transform TV Guide Network from a utility channel into an entertainment destination that features high quality original programming related to the world of television, entertainment news and celebrities.

Publishing

▪
Revenues for TV Guide Magazine for the quarter ended June 30, 2007 were $35.0 million, an increase of 2% versus the prior year’s quarter and represented 23% of the Company’s total revenue. The increase was primarily due to a 16% increase in advertising revenues which was fueled by a 25% increase in advertising pages.

▪
Adjusted EBITDA for the quarter ended June 30, 2007 was negative $(1.0) million versus a negative $(9.6) million in the prior year’s quarter. The current quarter benefited primarily from the increase in advertising revenue noted above, and a $7.9 million decrease in operating and production expenses. Additionally, general and administrative expenses also decreased compared to the prior year’s quarter, primarily due to operating efficiencies. As was the case in 2006, the Company anticipates spending significantly more on subscriber acquisition and promotional activities in the second half of 2007 than it spent in the first half.

Based upon TV Guide Magazine’s performance to date and the outlook for the remainder of the year, the Company currently anticipates incurring adjusted EBITDA losses of approximately $24 million to $28 million for all of fiscal year 2007. This is lower than the previously forecasted loss range of $30 to $35 million for fiscal year 2007. The Company still anticipates continuing, but declining, losses for approximately the next three years thereafter.

Cross Platform Costs

▪
Adjusted EBITDA for the quarter ended June 30, 2007 was negative $(21.0) million compared with adjusted EBITDA of negative $(8.5) million in the prior year’s quarter, which benefited from the reversal of $8.9 million in liabilities as a result of the settlement with Elsie Leung, a former CFO of the Company.

Product Development and Technology expenses in the second quarter of 2007 were $4.5 million compared with $1.9 million in the prior year’s quarter. Costs incurred to develop next generation guidance products and services in the first half of 2007 were $8.4 million compared with $2.5 million in the first half of 2006, as this group was in the early stages of being formed in 2006. In fiscal year 2007, the Company still expects to incur approximately $19 million in expenses in cross platform product development and technology.

Corporate Marketing, a group formed in the second quarter of 2006, incurred expenses of $1.8 million in the second quarter of 2007. Costs incurred for corporate marketing in the first half of 2007 were $3.0 million compared with $0.1 million in the first half of 2006, as this group was in the process of being formed in 2006. In fiscal year 2007, the Company still expects to incur $15 million to $20 million in corporate marketing expenses, which includes launching cross-platform marketing initiatives in the second half of 2007 to drive greater usage of our products and elevate consumer perception of its brand.

General and Administrative expenses in the second quarter of 2007 were $14.7 million, an increase of $8.3 million compared with the prior year’s quarter which benefited from the $8.9 million reversal of liabilities related to a former CFO of the Company as mentioned above.

FIRST HALF 2007 CONSOLIDATED PERFORMANCE

For the six months ended June 30, 2007, total revenues were $312.3 million, an increase of $35.0 million, or 13%, compared with revenues of $277.3 million for the six months ended June 30, 2006.

Operating income for the six months ended June 30, 2007 was $66.8 million, an increase of 192%, which included depreciation and amortization charges of $18.6 million, compared with operating income of $22.9 million for the six months ended June 30, 2006, which included depreciation and amortization charges of $16.6 million.

Net income for the six months ended June 30, 2007 increased 138% to $55.2 million, or $0.13 per share, compared with net income of $23.2 million, or $0.05 per share, for the six months ended June 30, 2006.

LIQUIDITY & CAPITAL RESOURCES

At June 30, 2007, the Company’s cash, cash equivalents and marketable securities were $514.8 million, excluding restricted cash of $32.2 million, an increase of $1.2 million versus December 31, 2006. Outstanding short- and long-term debt, made up entirely of capital lease obligations, was $12.4 million, compared with $12.7 million at December 31, 2006.

Net cash provided by operating activities was $20.6 million for the six months ended June 30, 2007, compared to $60.2 million for the same period last year. Net income increased during the first half of 2007 by $32.0 million compared to the same period last year. Net cash provided by operating activities included $11.5 million in net income tax payments in the first half of 2007, versus the receipt of $45.9 million in net income tax refunds during the same period in 2006. The first half of 2006 also benefited from the release of $8.4 million in restricted cash resulting from the settlement with a former CFO of the Company as mentioned above.

RECENT DEVELOPMENTS

On July 9, 2007, the Company announced that its Board of Directors has authorized the Company and its advisors to explore strategic alternatives intended to maximize shareholder value, which may include a sale of the Company.  There can be no assurance that any particular strategic alternative will be pursued, or that any transaction or transactions will occur, or on what terms.

CONFERENCE CALL

The Company will host a conference call for investors and analysts today which will be broadcast live via both teleconference and Internet web cast. Investors and analysts may connect to the call by dialing (866) 543-6408 (domestic) or (617) 213-8899 (international). The conference ID number is "46899996". To listen via web cast, link to the Company's Website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The conference ID number is "68489329". An audio archive will also be hosted on the Company’s investor relations Website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

ABOUT GEMSTAR-TV GUIDE

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading global media, entertainment, and technology company that develops, licenses, markets and distributes products and services that maximize the video guidance and entertainment experience for consumers. The Company's businesses include: television, publishing, and new media properties; interactive program guide services and products; and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the timely availability and market acceptance of products and services incorporating the Company's technologies and content; our investments in new and existing businesses; the impact of competitive products and services; and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

# # #

Financial Tables Follow

Contacts: (Analysts) Robert L. Carl VP, Investor Relations Gemstar-TV Guide International, Inc. 323-817-4600	(Media) Eileen Murphy SVP, Corporate Communications Gemstar-TV Guide International, Inc. 212-852-7336

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$436,184	$464,637
Restricted cash	32,208	31,814
Marketable securities	78,625	48,938
Receivables, net	77,511	73,786
Deferred tax assets, net	11,906	13,491
Current income taxes receivable	47,592	49,588
Other current assets	27,572	18,329
Total current assets	711,598	700,583
Property and equipment, net	67,239	68,182
Indefinite-lived intangible assets	62,141	61,921
Finite-lived intangible assets, net	90,955	92,340
Goodwill	261,907	260,503
Income taxes receivable	26,972	22,731
Deferred tax assets, long-term, net	—	3,141
Other assets	15,128	14,336
	$1,235,940	$1,223,737
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,755	$32,392
Accrued liabilities	77,079	104,259
Current portion of capital lease obligations	629	605
Current portion of deferred revenue	129,531	128,516
Total current liabilities	224,994	265,772
Deferred tax liabilities, net	16,959	—
Long-term capital lease obligations, less current portion	11,790	12,111
Deferred revenue, less current portion	345,179	368,950
Other liabilities	68,609	123,779
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	4,337	4,337
Additional paid-in capital	8,455,123	8,456,117
Accumulated deficit	(7,838,864)	(7,950,421)
Accumulated other comprehensive income, net of tax	1,677	665
Treasury stock, at cost	(53,864)	(57,573)
Total stockholders’ equity	568,409	453,125
	$1,235,940	$1,223,737

See accompanying Notes to Condensed Consolidated Financial Statements in Form 10Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$155,609	$133,289	$312,343	$277,321
Expenses:
Costs of revenues	47,592	53,940	95,676	113,383
Selling, general and administrative	73,622	55,581	131,178	124,471
Depreciation and amortization	9,688	8,606	18,646	16,567
Operating income	24,707	15,162	66,843	22,900
Other income:
Interest income, net	6,255	6,609	12,624	11,778
Other (expense) income, net	(134)	133	193	251
Income from continuing operations before income taxes	30,828	21,904	79,660	34,929
Income tax expense	10,053	7,269	28,122	11,728
Income from continuing operations	20,775	14,635	51,538	23,201
Discontinued operations:
Income from discontinued operations before income taxes	—	—	5,858	—
Income tax expense	—	—	2,217	—
Income from discontinued operations	—	—	3,641	—
Net income	$20,775	$14,635	$55,179	$23,201

Basic and diluted per share:
Income from continuing operations	$0.05	$0.03	$0.12	$0.05
Income from discontinued operations	0.00	0.00	0.01	0.00
Net income	$0.05	$0.03	$0.13	$0.05

Weighted average shares outstanding:
Basic	428,159	426,187	428,031	426,180
Diluted	428,867	426,256	428,546	426,234

See accompanying Notes to Consolidated Financial Statements in Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2007	2006

Cash flows from operating activities:
Net income	$55,179	$23,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,646	16,567
Deferred income taxes	21,685	3,867
Other	3,480	2,674
Changes in operating assets and liabilities:
Restricted cash	(394)	8,037
Receivables	2,825	8,341
Income taxes, net	(2,245)	54,569
Other assets	(11,319)	8,200
Accounts payable, accrued liabilities and other liabilities	(44,456)	(30,123)
Deferred revenue	(22,756)	(35,179)
Net cash provided by operating activities	20,645	60,154
Cash flows from investing activities:
Acquisition of Aptiv, net of acquired cash of $4,466	(11,829)	—
Other acquisitions and investments	(1,181)	(2,888)
Purchases of marketable securities	(107,897)	(33,792)
Maturities of marketable securities	79,086	12,729
Proceeds from sale of assets	10	8
Additions to property and equipment	(8,501)	(8,947)
Net cash used in investing activities	(50,312)	(32,890)
Cash flows from financing activities:
Repayment of capital lease obligations	(297)	(273)
Proceeds from exercise of stock options	1,343	122
Net cash provided by (used in) financing activities	1,046	(151)
Effect of exchange rate changes on cash and cash equivalents	168	97
Net (decrease) increase in cash and cash equivalents	(28,453)	27,210
Cash and cash equivalents at beginning of period	464,637	465,131
Cash and cash equivalents at end of period	$436,184	$492,341

For additional information please see Notes to Consolidated Financial Statements in Form-10Q.

ADDITIONAL SEGMENT OPERATING STATISTICS

Media Networks Operating Statistics:

	June 30, 2007	March 31, 2007	June 30, 2006	March 31, 2006
Subscriber Data (in thousands) (1)

TV Guide Network	82,398	80,776	78,475	77,954
TVG Network (“TVG”)	27,500	20,400	18,500	18,100

Online Networks unique users (2) (3)	4,493	4,733	2,458	3,203
tvguide.com unique users (2)	4,021	4,246	2,458	3,203
_________________________________
(1)	Subscriber data as of the above date represents:
         •  Nielsen households for the domestic TV Guide Network
         •  Households for TVG, based primarily on information provided by distributors
(2)	Average monthly unique users for the three month period, as measured by Nielsen/NetRatings.
(3)	Online Networks comprises the unduplicated unique users of tvguide.com and our other Web sites, subsequent to the date we acquired them.

Publishing Operating Statistics:

	June 30,	Mar. 31,	June 30,	Mar. 31,
	2007	2007	2006	2006
	(in thousands)

TV Guide magazine circulation (in thousands) (1)
Newsstand (2)	212	225	283	308
Subscriptions	2,881	2,886	3,097	3,747
Sponsored	171	173	12	17
Total circulation	3,264	3,284	3,392	4,072
_________________________________
(1) Average weekly circulation for three months ended.
(2) Current period numbers include an estimate for returns. Prior period numbers are updated to reflect actual returns.